Exhibit 23.5

RP® FINANCIAL, LC.
Financial Services Industry Consultants

March 12, 2007

Board of Directors
Beneficial Savings Bank, MHC
Beneficial Mutual Bancorp, Inc.
Beneficial Mutual Savings Bank
530 Walnut Street
Philadelphia, Pennsylvania 19106

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the application for a minority stock issuance on Form MHC-2, and in the Registration Statement on Form S-1, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings including the Prospectus of Beneficial Mutual Bancorp, Inc., and any amendments thereto.

Sincerely,

RP Financial, L.C.

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1700 North Moore Street, Suite 2210	Telephone: (703) 528-1700
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E-Mail: mail@rpfinancial.com	Toll-Free No.: (866) 723-0594